Free Writing Prospectus
Filed Pursuant to Rule 433
File No.: 333-177891-07
-----Original Message-----
From: Rbs Abs Syndicate (RBS SECURITIES INC) [mailto:rbsgc.abs@bloomberg.net]
Sent: Tuesday, March 11, 2014 1:16 PM
Subject: NEW ISSUE CMBS: WFRBS 2014-C19 PUBLIC IO **PRICE GUIDANCE**

WFRBS COMMERCIAL MORTGAGE TRUST 2014-C19 - PUBLIC NEW ISSUE X-A AND X-B (IO) **PRICE GUIDANCE**

CO-LEAD MANAGERS & JT BOOKRUNNERS: RBS AND WELLS FARGO SECURITIES
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	F/K/M	$SIZE(MM)	~$PROCEEDS	PX GUIDANCE
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	*845.657	~70.8MM	160A
X-B	BBB-(sf)/AAA(sf)/Ba3(sf)	*175.202	~7MM	AUCTION
*NOTIONAL AMOUNT

ANTICIPATED PRICING:	MID-WEEK
ANTICIPATED SETTLEMENT:	03/28/2014

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,103,631,380
NUMBER OF LOANS:	99
NUMBER OF PROPERTIES:	133
WA CUT-OFF LTV:	63.9%
WA BALLOON LTV:	53.2%
WA U/W DSCR:	1.70x
WA U/W NOI DEBT YIELD:	11.9%
WA MORTGAGE RATE:	5.011%
TOP TEN LOANS %:	38.9%
WA TERM TO MATURITY (MOS):	114
WA AMORTIZATION TERM (MOS):	343
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (38.6%), RBS (22.1%), LIG I (18.0%),
BASIS (9.3%), C-III (8.8%), NCB, FSB (3.3%)

TOP 5 PROPERTY TYPES:	RETAIL (32.7%), HOSPITALITY (22.8%),
MULTIFAMILY (18.1%), SELF STORAGE (9.8%), INDUSTRIAL (7.1%)

TOP 5 STATES:	IL(12.4%), CA(11.4%), TX(9.1%), FL(7.5%), NC(6.0%)

MASTER SERVICER:	WELLS FARGO BANK, N.A. & NCB, FSB
SPECIAL SERVICER:	LNR PARTNERS, LLC & NCB, FSB
SUBORDINATE CLASS REP:	AN AFFILIATE OF RAITH CAPITAL MANAGEMENT, LLC

GLOBAL INVESTOR CALL REPLAY
DIAL-IN:	(855) 859-2056 or (404) 537-3406 CONFERENCE ID: 7455783

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.

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This communication has been prepared by RBS plc, RBS N.V. or affiliate. It may constitute an invitation to consider a derivatives transaction. It is not within the requirements to promote the independence of research or an offering document and is not an offer, recommendation, nor confirmation of terms. Certain transactions mentioned may give rise to substantial risks and may not be suitable for all investors. RBS may have positions, deal or make markets in these securities or related derivatives. Prices are based on current information and are subject to change. RBS makes no representation or warranties to accuracy or completeness. http://www.rbsm.com/psp/public/pagebuilder.aspx?page=co0150

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Invitation to consider a derivatives transaction: This communication, where prepared by the sales and trading desk or desk strategists, may be marketing material, desk strategy and/or trader commentary.  It is not a product of the research department.  This material may constitute an invitation to consider entering into a derivatives transaction under U.S. CFTC Regulations §§ 1.71 and 23.605, where applicable, but is not a binding offer to buy/sell any financial instrument.  The views of the author may differ from others at The Royal Bank of Scotland plc, The Royal Bank of Scotland N.V. and/or RBS Securities Inc. (collectively "RBS").

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STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-177891) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-866-884-2071 (8 a.m. – 5 p.m. EST) or by emailing rbscmbs@rbs.com.

Nothing in this document constitutes an offer to sell or a solicitation to buy securities in any jurisdiction where such offer, solicitation or sale is not permitted.  The information contained herein is preliminary as of the date hereof, supersedes any such information previously delivered to you and will be superseded by any information subsequently delivered and ultimately by the final prospectus relating to the securities.  These materials are subject to change, completion, supplement or amendment from time to time.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared in reliance upon information furnished by the Mortgage Loan Sellers.  Numerous assumptions were used in preparing the Computational Materials, which may or may not be reflected herein.  As such, no assurance can be given as to the Computational Materials’ accuracy, appropriateness or completeness in any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  The Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.  Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment and/or loss assumptions, and changes in such prepayment and/or loss assumptions may dramatically affect such weighted average lives, yields and principal payment periods.  In addition, it is possible that prepayments or losses on the underlying assets will occur at rates higher or lower than the rates shown in the attached Computational Materials.  The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials.  The principal amount and designation of any security described in the Computational Materials are subject to change prior to issuance.  None of RBS Securities Inc. (“RBSSI”), Wells Fargo Securities, LLC (“WFS”), Deutsche Bank Securities Inc. or any of their respective affiliates make any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities. The information in this presentation is based upon management forecasts and reflects prevailing conditions and management’s views as of this date, all of which are subject to change.  In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Mortgage Loan Sellers or which was otherwise reviewed by us.

This free writing prospectus contains certain forward-looking statements.  If and when included in this free writing prospectus, the words “expects”, “intends”, “anticipates”, “estimates” and analogous expressions and all statements that are not historical facts, including statements about our beliefs or expectations, are intended to identify forward-looking statements.  Any forward-looking statements are made subject to risks and uncertainties which could cause actual results to differ materially from those stated.  Those risks and uncertainties include, among other things, declines in general economic and business conditions, increased competition, changes in demographics, changes in political and social conditions, regulatory initiatives and changes in customer preferences, many of which are beyond our control and the control of any other person or entity related to this offering.  The forward-looking statements made in this free writing prospectus are made as of the date stated on the cover.  We have no obligation to update or revise any forward-looking statement.

RBS is a trade name for the investment banking business of RBSSI. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by RBSSI and their securities affiliates.  Lending, derivatives and other commercial banking activities are performed by The Royal Bank of Scotland plc and their banking affiliates.  RBSSI is a member of SIPC, FINRA and the NYSE.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC, a member of FINRA, NYSE, NFA and SIPC, Wells Fargo Institutional Securities, LLC, a member of FINRA and SIPC, Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC and Wells Fargo Bank, N.A.

IRS CIRCULAR 230 NOTICE

THIS TERM SHEET IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THIS TERM SHEET IS WRITTEN AND PROVIDED BY THE DEPOSITOR IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEPOSITOR AND THE CO-LEAD BOOKRUNNING MANAGERS OF THE TRANSACTION OR MATTERS ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. Prospective investors should understand that, when considering the purchase of the offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class of certificates has been priced and the underwriters have confirmed the allocation of certificates to be made to investors; any “indications of interest” expressed by any prospective investor, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for such prospective investors, on the one hand, or the underwriters, the depositor or any of their respective agents or affiliates, on the other hand.

As a result of the foregoing, a prospective investor may commit to purchase certificates that have characteristics that may change, and each prospective investor is advised that all or a portion of the certificates referred to in these materials may be issued that differ from the characteristics described in these materials. The underwriters’ obligation to sell certificates to any prospective investor is conditioned on the certificates and the transaction having the characteristics described in these materials. If the underwriters determine that a condition is not satisfied in any material respect, such prospective investor will be notified, and neither the depositor nor the underwriters will have any obligation to such prospective investor to deliver any portion of the offered certificates which such prospective investor has committed to purchase, and there will be no liability between the underwriters, the depositor or any of their respective agents or affiliates, on the one hand, and such prospective investor, on the other hand, as a consequence of the non-delivery.

Each prospective investor has requested that the underwriters provide to such prospective investor information in connection with such prospective investor’s consideration of the purchase of the certificates described in these materials. These materials are being provided to each prospective investor for informative purposes only in response to such prospective investor’s specific request. The underwriters described in these materials may from time to time perform investment banking services for, or solicit investment banking business from, any company named in these materials. The underwriters and/or their affiliates or respective employees may from time to time have a long or short position in any security or contract discussed in these materials.

The information contained herein supersedes any previous such information delivered to any prospective investor and will be superseded by information delivered to such prospective investor prior to the time of sale.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, any email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS 2014-C19
Loan Contribution to Class X-A and X-B

Class X-A Components and Class X-B Components (Sorted by % of PV to X-A)**
		Trust	Percent of	Net	Total Interest	Total Interest	PV of Interest	PV of Interest	Percent of PV	Percent of PV
Loan	Loan No.	Balance	Total Deal	Loan Rate	to X-A	to X-B	to X-A	to X-B	to X-A	to X-B
Life Time Fitness Portfolio	2	79,784,225	7.23%	5.033%	5,995,704	643,252	5,102,919	521,381	7.15%	7.41%
Renaissance Chicago Downtown	1	90,000,000	8.15%	4.683%	4,288,032	210,081	3,790,694	180,449	5.32%	2.56%
Nordic Cold Storage Portfolio	3	53,950,000	4.89%	4.905%	4,218,361	401,215	3,552,494	320,205	4.98%	4.55%
Waltonwood Cary Parkway	5	32,000,000	2.90%	5.123%	2,850,259	358,657	2,399,304	283,605	3.36%	4.03%
Southern Highlands Marketplace	4	35,000,000	3.17%	4.803%	2,436,263	197,489	2,056,107	157,206	2.88%	2.23%
Charlottesville Apartment Portfolio	8	29,750,000	2.70%	4.814%	2,031,814	171,173	1,716,439	135,905	2.41%	1.93%
Brunswick Square	6	30,000,000	2.72%	4.771%	1,945,268	143,598	1,647,357	115,143	2.31%	1.64%
Seven Hills Portfolio	11	20,670,252	1.87%	5.193%	1,937,435	247,247	1,630,165	196,998	2.29%	2.80%
Prada Waikiki	7	29,950,000	2.71%	4.753%	1,922,925	141,250	1,626,006	112,185	2.28%	1.59%
Waltonwood at Lakeside	10	21,000,000	1.90%	5.123%	1,870,483	235,369	1,574,543	186,116	2.21%	2.64%
Euclid Plaza	9	27,900,000	2.53%	4.723%	1,720,812	112,003	1,458,381	89,820	2.04%	1.28%
Springhill Suites Birmingham	14	16,304,852	1.48%	5.253%	1,576,312	213,147	1,326,798	169,256	1.86%	2.40%
Holiday Inn - Houma, LA	31	11,579,022	1.05%	5.743%	1,470,484	236,968	1,236,320	189,312	1.73%	2.69%
Holiday Inn Express & Suites - LaPlace	32	11,279,564	1.02%	5.743%	1,432,454	230,840	1,204,346	184,416	1.69%	2.62%
Hampton Inn - Key Largo	16	15,600,000	1.41%	5.073%	1,336,863	158,751	1,125,881	125,940	1.58%	1.79%
Shadelands Self-Storage	12	19,250,000	1.74%	4.742%	1,276,442	93,876	1,077,152	74,009	1.51%	1.05%
Sashabaw Meadows MHC	25	12,830,873	1.16%	5.283%	1,279,624	172,695	1,075,996	137,593	1.51%	1.95%
Washington Apartment Portfolio	27	12,619,436	1.14%	5.253%	1,227,818	160,963	1,033,608	128,663	1.45%	1.83%
The Village at Carolina Place	28	12,525,000	1.13%	5.183%	1,198,617	152,293	1,007,442	121,179	1.41%	1.72%
Shodeen Portfolio	38	10,425,804	0.94%	5.463%	1,162,743	169,449	977,396	135,395	1.37%	1.92%
Residence Inn Houston - Katy Mills	13	17,000,000	1.54%	4.893%	1,149,850	108,404	977,368	86,899	1.37%	1.23%
WP Carey Extra Space Florida Portfolio	19	14,500,000	1.31%	4.913%	1,131,840	110,610	953,060	87,954	1.34%	1.25%
Madison West Homewood Suites	23	13,199,526	1.20%	5.093%	1,111,724	130,554	938,748	104,394	1.32%	1.48%
Route 61 Distribution Center	30	11,740,000	1.06%	5.123%	1,076,379	133,733	905,005	105,930	1.27%	1.50%
Alcoa Exchange	15	15,800,000	1.43%	4.739%	1,075,672	76,076	904,520	60,196	1.27%	0.85%
Madison West Hampton Inn & Suites	26	12,650,586	1.15%	5.093%	1,065,490	125,125	899,707	100,052	1.26%	1.42%
Hotel Mazarin	22	13,500,000	1.22%	4.933%	1,029,664	105,041	868,478	83,362	1.22%	1.18%
Concourse Village	18	14,677,906	1.33%	4.833%	1,019,863	87,330	861,478	69,621	1.21%	0.99%
Devonshire Portfolio #3	29	11,760,000	1.07%	5.073%	1,016,807	116,866	856,862	93,390	1.20%	1.33%
Biltmore Apartments	24	12,858,000	1.17%	4.923%	972,059	99,637	819,989	78,788	1.15%	1.12%
Radisson Hotel - Baton Rouge	50	7,586,256	0.69%	5.743%	963,421	155,255	810,003	124,032	1.14%	1.76%
Wedgewood Commons	20	13,692,390	1.24%	4.833%	951,386	81,467	803,636	64,947	1.13%	0.92%
Stephanie Beltway Plaza	42	9,736,049	0.88%	5.253%	951,820	126,229	800,498	100,570	1.12%	1.43%
All Storage Lakeridge	47	8,587,801	0.78%	5.352%	896,920	125,609	753,798	100,066	1.06%	1.42%
Holiday Inn & Suites Williamsburg	34	10,759,121	0.97%	5.007%	873,118	95,152	735,955	75,837	1.03%	1.08%
Center at Kirby	37	10,500,000	0.95%	4.983%	866,221	91,215	729,527	72,780	1.02%	1.03%
Boise Spectrum	33	11,000,000	1.00%	4.933%	840,612	87,326	708,969	69,047	0.99%	0.98%
Stanford Bridge	21	13,500,000	1.22%	4.937%	786,159	66,943	694,636	57,568	0.97%	0.82%
Holiday Inn Express - Loveland	49	7,973,809	0.72%	5.383%	819,388	114,527	690,942	91,824	0.97%	1.30%
Holiday Inn Lakewood, CO	44	8,900,000	0.81%	5.169%	820,391	105,242	690,311	83,473	0.97%	1.19%
Woodbridge Self Storage	36	10,650,000	0.96%	4.806%	753,570	59,848	636,735	48,000	0.89%	0.68%
914 Hubbard Street	46	8,750,000	0.79%	4.983%	718,586	79,547	604,967	62,804	0.85%	0.89%
Rancho Niguel	41	9,984,999	0.90%	4.850%	705,146	62,225	595,496	49,606	0.83%	0.70%
Budget Store & Lock Portfolio	45	8,800,000	0.80%	4.923%	681,406	66,506	574,728	53,120	0.81%	0.75%
LA Fitness - West Covina	43	9,250,000	0.84%	4.863%	662,040	60,929	558,899	48,366	0.78%	0.69%
Crescent Square	35	10,700,000	0.97%	4.693%	644,088	39,574	545,204	31,446	0.76%	0.45%
Parkglenn Self Storage	60	6,284,653	0.57%	5.243%	609,769	80,365	512,892	64,034	0.72%	0.91%
51st/52nd St. Tenants Corp.	17	15,456,895	1.40%	4.373%	591,427	(24,441)	506,939	(19,590)	0.71%	-0.28%
Century Plaza	58	6,700,000	0.61%	5.104%	588,179	71,745	495,207	56,912	0.69%	0.81%
SecurLock Parker	57	6,733,258	0.61%	5.093%	582,800	68,093	491,274	54,445	0.69%	0.77%
4S Village Center	40	10,000,000	0.91%	4.615%	549,928	23,786	466,232	18,920	0.65%	0.27%
The Atriums at Somerset Bldgs P&Q	52	7,500,000	0.68%	4.843%	549,925	49,187	463,373	38,947	0.65%	0.55%
Bay Area Self Storage	51	7,500,000	0.68%	4.823%	539,756	44,492	455,622	35,617	0.64%	0.51%
Candlewood Suites Indianapolis	48	8,200,000	0.74%	5.333%	490,971	55,256	446,048	49,372	0.63%	0.70%
Fremont City Sports Club	61	5,984,043	0.54%	5.183%	510,951	63,557	433,110	51,123	0.61%	0.73%
PG County Commercial & Tech Park	55	7,000,000	0.63%	4.843%	491,936	43,759	415,389	34,737	0.58%	0.49%
Sayles Place Apts	54	7,250,000	0.66%	5.363%	448,677	51,358	407,370	45,859	0.57%	0.65%
CubeSmart - Sonoma	66	4,800,000	0.43%	5.203%	475,979	61,525	399,338	48,860	0.56%	0.69%
450 North McClintock	64	5,140,000	0.47%	5.163%	471,714	61,178	396,940	48,375	0.56%	0.69%
Oaktree Estates MHC	63	5,200,000	0.47%	5.133%	466,679	58,272	392,808	46,222	0.55%	0.66%
Dunwoody Plaza	56	6,750,000	0.61%	4.790%	464,685	37,381	392,172	29,634	0.55%	0.42%
Cruz Alta Plaza	65	5,000,000	0.45%	5.063%	433,172	49,056	365,139	39,262	0.51%	0.56%
17211 North Freeway	77	3,300,000	0.30%	5.613%	419,150	67,110	350,989	53,071	0.49%	0.75%
People's Mini Storage	83	2,950,000	0.27%	5.813%	401,370	68,734	336,395	54,320	0.47%	0.77%
Oak Park Apartments	72	3,750,000	0.34%	5.353%	392,425	57,045	329,737	45,101	0.46%	0.64%
Security Public Storage - San Ramon	67	4,787,878	0.43%	5.023%	385,130	41,359	326,001	33,314	0.46%	0.47%
Hillcrest & Chiesa MHCs	80	2,994,569	0.27%	5.773%	386,051	62,722	324,542	50,109	0.46%	0.71%
Del Papa MHC	73	3,495,073	0.32%	5.423%	382,171	56,615	320,985	44,886	0.45%	0.64%
Montierra Apartments	84	2,950,000	0.27%	5.653%	357,412	58,045	300,575	46,044	0.42%	0.65%
Spirit Grocer Portfolio I	39	10,000,000	0.91%	4.583%	329,158	8,744	300,425	7,847	0.42%	0.11%
Water's Edge MHC	71	3,790,667	0.34%	5.193%	353,349	44,563	297,610	35,626	0.42%	0.51%
Highland Hills Estates	62	5,500,000	0.50%	4.683%	352,413	20,921	296,624	16,555	0.42%	0.24%
280 Station	78	3,242,250	0.29%	5.373%	343,114	48,548	288,331	38,676	0.40%	0.55%
Ridgewood MHC	70	3,994,142	0.36%	5.063%	339,411	39,935	285,886	31,684	0.40%	0.45%
Las Brisas MHC	82	2,992,928	0.27%	5.443%	330,948	48,348	277,981	38,513	0.39%	0.55%
Comfort Suites - O'Hare	53	7,289,066	0.66%	4.863%	302,877	21,418	276,525	19,244	0.39%	0.27%
Holiday Air	85	2,850,000	0.26%	5.463%	309,476	46,918	260,542	37,225	0.37%	0.53%
Salinas Self Storage	74	3,488,017	0.32%	5.143%	303,479	36,681	256,396	29,425	0.36%	0.42%
HBO Self Storage	87	2,500,000	0.23%	5.393%	268,412	39,778	225,473	31,448	0.32%	0.45%
Oates Park Shopping Center	68	2,495,322	0.23%	5.429%	264,954	38,229	223,158	30,555	0.31%	0.43%
Western View	90	2,400,000	0.22%	5.463%	260,611	39,510	219,404	31,348	0.31%	0.45%
159 Madison Owners Corp.	59	6,489,780	0.59%	4.383%	254,099	(9,265)	217,439	(7,421)	0.30%	-0.11%
Gracious Estates MHC	92	2,057,662	0.19%	5.473%	231,723	34,282	194,602	27,308	0.27%	0.39%
Abbott Self Storage North	86	2,596,222	0.24%	5.096%	222,865	25,741	188,255	20,681	0.26%	0.29%
Pennington Place Apartments	91	2,240,000	0.20%	5.223%	214,664	28,570	180,546	22,658	0.25%	0.32%
Uncle Bob's Self Storage - Curry Ford	79	3,092,081	0.28%	4.953%	182,349	15,852	161,111	13,632	0.23%	0.19%
Irving Shopping Center	69	1,746,726	0.16%	5.429%	185,468	26,760	156,210	21,389	0.22%	0.30%
Seven Oaks	93	1,975,000	0.18%	5.193%	179,407	23,560	151,333	18,698	0.21%	0.27%
Orange Avenue Self Storage	94	1,711,755	0.16%	5.313%	168,712	23,001	142,209	18,387	0.20%	0.26%
Live Oak MHC	97	1,298,205	0.12%	5.603%	157,743	24,496	132,371	19,509	0.19%	0.28%
Montgomery Crossing	96	1,425,000	0.13%	5.213%	135,596	17,929	114,054	14,220	0.16%	0.20%
NB Owners Corp.	76	3,347,627	0.30%	4.333%	124,229	(7,744)	106,242	(6,188)	0.15%	-0.09%
Capitol House Tenants Corp.	88	2,497,541	0.23%	4.503%	121,327	1,211	103,141	980	0.14%	0.01%
Pinehurst Apartments	81	2,993,949	0.27%	4.673%	103,018	4,468	94,161	4,018	0.13%	0.06%
168-176 East 88th Street Corporation	89	2,496,087	0.23%	4.423%	104,218	(1,990)	89,054	(1,589)	0.12%	-0.02%
Western Wagon Mobile Home Park	98	1,273,097	0.12%	4.893%	93,573	8,843	78,978	7,049	0.11%	0.10%
325 East 72nd Street, Inc.	75	3,400,000	0.31%	4.153%	82,887	(17,281)	71,852	(13,854)	0.10%	-0.20%
2866 Marion Avenue Owners, Inc.	95	1,647,343	0.15%	4.183%	43,165	(7,525)	37,355	(6,042)	0.05%	-0.09%
231 Park Place Owners Corp.	99	599,074	0.05%	4.543%	29,694	658	25,286	531	0.04%	0.01%
Totals		1,103,631,380	100.00%		84,145,526	8,792,645	71,320,501	7,040,532	100.00%	100.00%

** Assumes 100 CPY to Call and no prepayment penalties received

Class X-A and X-B Composition by Bond Components **

Class X-A Components										Class X-A Components (Cumulative)
	Class A-1	Class A-2	Class A-3	Class A-4	Class A-5	Class A-SB	Class A-S	Total X-A			Class A-1	Class A-2	Class A-3	Class A-4	Class A-5	Class A-SB	Class A-S	Total X-A
Total	10.12%	4.85%	11.07%	28.09%	26.41%	13.06%	6.40%	100.00%		Total	10.12%	4.85%	11.07%	28.09%	26.41%	13.06%	6.40%	100.00%

Year 1	3.67%	1.09%	1.88%	3.50%	3.22%	1.99%	0.77%	16.11%		Year 1	3.67%	1.09%	1.88%	3.50%	3.22%	1.99%	0.77%	16.11%
Year 2	2.88%	1.05%	1.82%	3.39%	3.13%	1.93%	0.75%	14.94%		Year 2	6.54%	2.14%	3.69%	6.88%	6.35%	3.92%	1.53%	31.05%
Year 3	2.06%	1.00%	1.72%	3.21%	2.96%	1.83%	0.71%	13.50%		Year 3	8.61%	3.14%	5.42%	10.10%	9.30%	5.75%	2.24%	44.55%
Year 4	1.20%	0.96%	1.65%	3.08%	2.83%	1.75%	0.68%	12.16%		Year 4	9.81%	4.10%	7.07%	13.18%	12.13%	7.50%	2.92%	56.72%
Year 5	0.31%	0.75%	1.59%	2.96%	2.72%	1.68%	0.65%	10.66%		Year 5	10.12%	4.85%	8.66%	16.14%	14.86%	9.19%	3.57%	67.38%
Year 6	0.00%	0.00%	1.54%	2.86%	2.64%	1.48%	0.64%	9.16%		Year 6	10.12%	4.85%	10.20%	19.00%	17.50%	10.67%	4.21%	76.54%
Year 7	0.00%	0.00%	0.87%	2.74%	2.53%	1.10%	0.61%	7.85%		Year 7	10.12%	4.85%	11.07%	21.74%	20.03%	11.77%	4.82%	84.40%
Year 8	0.00%	0.00%	0.00%	2.66%	2.47%	0.76%	0.60%	6.49%		Year 8	10.12%	4.85%	11.07%	24.40%	22.50%	12.54%	5.42%	90.88%
Year 9	0.00%	0.00%	0.00%	2.55%	2.37%	0.43%	0.57%	5.92%		Year 9	10.12%	4.85%	11.07%	26.95%	24.86%	12.96%	5.99%	96.80%
Year 10	0.00%	0.00%	0.00%	1.14%	1.55%	0.10%	0.41%	3.20%		Year 10	10.12%	4.85%	11.07%	28.09%	26.41%	13.06%	6.40%	100.00%

Class X-B Components						Class X-B Components (Cumulative)
	Class B	Class C	Class D	Total X-B			Class B	Class C	Class D	Total X-B
Total	27.77%	18.07%	54.16%	100.00%		Total	27.77%	18.07%	54.16%	100.00%

Year 1	3.35%	2.19%	6.64%	12.19%		Year 1	3.35%	2.19%	6.64%	12.19%
Year 2	3.33%	2.16%	6.44%	11.93%		Year 2	6.68%	4.36%	13.09%	24.12%
Year 3	3.04%	1.99%	6.04%	11.07%		Year 3	9.72%	6.35%	19.13%	35.19%
Year 4	2.89%	1.90%	5.76%	10.55%		Year 4	12.61%	8.24%	24.88%	45.74%
Year 5	2.77%	1.82%	5.50%	10.09%		Year 5	15.38%	10.06%	30.39%	55.82%
Year 6	2.74%	1.78%	5.33%	9.85%		Year 6	18.12%	11.84%	35.71%	65.67%
Year 7	2.59%	1.69%	5.07%	9.35%		Year 7	20.71%	13.53%	40.78%	75.02%
Year 8	2.60%	1.68%	4.93%	9.22%		Year 8	23.31%	15.21%	45.72%	84.24%
Year 9	2.48%	1.60%	4.71%	8.78%		Year 9	25.79%	16.81%	50.42%	93.02%
Year 10	1.98%	1.26%	3.74%	6.98%		Year 10	27.77%	18.07%	54.16%	100.00%

** Assumes 100 CPY to Call and no prepayment penalties received